Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Ranpak Holdings Corp. on Form S-8 of our report, dated February 25, 2019 (which includes an explanatory paragraph relating to One Madison Corporation's ability to continue as a going concern), relating to the consolidated balance sheets of One Madison Corporation as of December 31, 2018 and 2017 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2018 and for the period from July 13, 2017 (inception) to December 31, 2017.

/s/ WithumSmith+Brown, PC

New York, New York
August 8, 2019